PURCHASE AGREEMENT

DATE:	February 6, 2008

SELLER:	COLUMBIA TUCSON LLC, an Arizona limited liability company
Attention: Larry Howard
Address: 145 East 57th Street, Fourth Floor
New York, New York 10022
Telephone: 212-355-5933
Federal Tax Identification or

BUYER:	Ionatron, Inc., a Delaware corporation
Address: 3950 East Columbia
Tucson, Arizona 85716
Telephone: 520-917-4288
Federal Tax Identification or

ESCROW AGENT:	LAWYERS TITLE AGENCY OF ARIZONA, L.L.C.
Address: One South Church, Suite 2040
Tucson, Arizona 85701
Telephone: (520) 740-0424
Escrow Officer: Pam Tighe
Escrow No. 06154588

PROPERTY:
The property described on Exhibit A to this Agreement, to be confirmed by the Title Report pursuant to ARTICLE 3, including all improvements and fixtures thereon and all rights and privileges appurtenant thereto, and including all personal property located upon the real property or within the improvements (the “Property”).

ARTICLE 1

AGREEMENT OF THE PARTIES

1.1 Agreement. In consideration of the mutual promises and covenants set forth in this Agreement, Seller agrees to sell and Buyer agrees to buy the Property on the terms and conditions set forth in this Agreement.

ARTICLE 2

SALES PRICE AND PAYMENT TERMS

2.1 Sales Price. The total purchase price (the "Purchase Price") which Buyer agrees to pay for Property is Two Million Two Hundred Thousand and No/100 Dollars ($2,200,000.00), subject to adjustment as provided below, payable in cash or by wire transfer of good and available funds to the account of Escrow Agent on or before 11:00 a.m. MST on the Closing.

2.2 Earnest Money. Within one (1) business day after the mutual execution of this Agreement, Buyer shall deposit with Escrow Agent by cash, cashier's check, or by wire transfer of good and available funds the sum of $25,000.00 as an earnest money deposit ("Earnest Money").

2.3 Earnest Money Provisions. Escrow Agent is hereby instructed to deposit all such payments in a federally-insured money market or other similar account, subject to immediate withdrawal, at a bank located in Tucson, Arizona.

If the escrow closes, all Earnest Money deposits in escrow shall be credited against the Purchase Price, and any interest earned on the Earnest Money deposits shall be paid to Seller. If the Earnest Money deposits are forfeited to Seller as provided by this Agreement, the Earnest Money deposits, with any interest earned thereon, shall be paid immediately to Seller. If Buyer is entitled at any time to a return of the Earnest Money deposits, any interest earned thereon shall be paid to Buyer.

2.4 Adjustments to Purchase Price. Notwithstanding the above, Buyer shall at Closing receive a credit against the Purchase Price equal to the lesser of Ten Thousand Dollars ($10,000.00) or the sum of Buyer’s closing costs hereunder, including title insurance costs, if any, escrow costs, and actual attorneys fees incurred relating to this Agreement and the Closing hereof.

ARTICLE 3

TITLE AND SURVEY MATTERS

3.1 Preliminary Title Report.

(a) Buyer acknowledges the receipt on January 25, 2008 of the current commitment for title insurance (the “Report”) on the Property showing the status of title to the Property as of the date of the Report and accompanied by legible copies of all documents referred to in the Report, whether as exception or otherwise.

(b) Buyer shall have until February 7, 2008 at 5:00 p.m. Arizona time (the “Review Period”) to approve or disapprove of the status of title as shown by the Report. If Escrow Agent issues a supplemental or amended title report showing additional exceptions to title (an “Amended Report”), Buyer shall have three (3) business days (a “Supplemental Review Period”) from the date of receipt of the Amended Report, including copies of each document referred to in the Amended Report, in which to give notice of dissatisfaction as to any additional exceptions which materially and adversely affect the marketability of the title or value to the Property. If Buyer is dissatisfied in accordance with the paragraph with any exception to title as shown in the Report or an Amended Report, then, at Buyer’s sole option, Buyer may within the Review Period or Supplemental Review Period either cancel this Agreement by giving written notice of cancellation to Seller and Escrow Agent within the Review Period, or Supplemental Review Period, as appropriate, or Buyer may give notice that it provisionally accepts the title subject to Seller’s removal of any disapproved matters, exceptions or objections ("Objection Notice"). Seller shall in writing, within three (3) days of receipt of Buyer's Objection Notice, notify Buyer that it elects to: a) cure the title or otherwise remove from the Report the matters to which Buyer has stated an objection, or proffer protective endorsements acceptable to Buyer in its sole discretion; or b) not to cure title or to remove such exceptions (the “Objection Rejection Notice”). In the event that Seller elects not to cure title or to remove such exceptions, elects to do so but fails to do so on or before the Closing, or in the event Buyer does not accept any endorsements proffered, Buyer may cancel this Agreement and all Earnest Money deposits shall then be returned to Buyer upon demand and all obligations of the parties hereunder shall terminate, or, alternatively, Buyer may waive such objections and the transaction shall close as scheduled.

(c) Notwithstanding anything herein contained to the contrary, it is understood and agreed that title to the Property shall be delivered to Buyer at the Close of Escrow free and clear of all monetary liens and encumbrances, other than the lien for real property taxes and assessments or any monetary lien resulting from an action or agreement of Buyer, and that such monetary liens and encumbrances shall be released from the Property by Seller at Seller’s sole expense on or before the Close of Escrow. It is further understood and agreed that the existing lease of the Property, being that certain "Lease" dated as of November 15, 2002, as amended by that certain letter agreement of April 20, 2003 (the "Lease"), is the only lease impacting or affecting the Property. The parties agree that the Lease shall be deemed cancelled and terminated at the Close of Escrow, but shall remain in full force and effect should this transaction fail to close.

(d) If Buyer does not object to an exception to title as disclosed by a Report or Amended Report within the applicable time period, then except as provided in Section 3.1(c) above, such matter shall be deemed to have been approved by Buyer. If Seller does not timely elect and deliver its response to Buyer's Objection Notice, Seller shall be deemed to have given the Objection Rejection Notice. On or before the date which is the earlier of (i) 3 days after Seller’s delivery or deemed delivery of the Objection Rejection Notice and (ii) the Closing, Buyer may elect to cancel this Agreement by delivery of written notice of such cancellation to Seller and Escrow Agent (the “Cancellation Notice”). If Buyer fails to timely deliver the Cancellation Notice, such matters shall be deemed to have been approved by Buyer. Exceptions in the Report which are approved or deemed approved by Buyer pursuant to the provisions hereof shall be deemed to be acceptable to Buyer and shall be referred to herein as the “Permitted Exceptions.”

(e) Upon a cancellation in accordance with the provisions of this Section 3.1, all Earnest Money deposits shall be returned to Buyer, together with all documents deposited in escrow by Buyer. All documents deposited in escrow by Seller shall be returned to Seller, and this Agreement shall terminate.

(f) Deed. At the Close of Escrow, Seller shall convey title to the Property to Buyer by special warranty deed (the “Deed”), in form attached hereto as Exhibit "B".

3.2 Title Policy.

(a) At the Close of Escrow, Seller shall at its cost provide Buyer with a standard coverage owner’s policy of title insurance issued by Lawyer's Title Insurance Corporation, a Nebraska corporation (the “Title Insurer”) in the full amount of the sales price (or the irrevocable commitment of the Title Insurer to issue such policy), effective as of the Close of Escrow, insuring Buyer that fee simple title to the Property is vested in Buyer, subject only to (i) the usual printed exceptions and exclusions contained in such title insurance policies, (ii) the Permitted Exceptions, and (iii) any other matters approved in writing by Buyer or resulting from the acts of Buyer or Buyer’s agents.

(b) If Buyer elects extended coverage or any special title insurance endorsements not otherwise provided by Seller in accordance with Section 3.1(b), Buyer shall be responsible for satisfying, at its cost, Escrow Agent's requirements therefor and shall pay the difference between the premium for such policy and any special endorsements and the premium for a standard coverage policy.

ARTICLE 4

ESCROW; CLOSING; AND PRORATIONS

4.1 Escrow. An escrow for this transaction shall be established with Escrow Agent, and Escrow Agent is hereby engaged to administer the escrow. This Agreement constitutes escrow instructions to the Escrow Agent and a copy shall be deposited with Escrow Agent for this purpose.

4.2 Opening and Closing Dates.

(a) Escrow shall be deemed open ("Opening of Escrow") on the date (the “Opening Date”) when one (1) fully executed copy of this Agreement, together with the Earnest Money deposit of $25,000.00, has been delivered to Escrow Agent. Escrow Agent shall advise Buyer and Seller in writing of the Opening Date.

(b) The closing of this transaction and escrow (referred to in this Agreement as the “Closing” or the “Close of Escrow”) shall occur as soon as possible after expiration of the Feasibility Period in ARTICLE 7, and after expiration of the time periods in ARTICLE 3 for title review and objection, with the parties cooperating to attempt to achieve a Closing on February 8, 2008. Should the Feasibility Period, other periods, or similar issues cause a delay beyond such date, then the Closing shall be on or before February 15, 2008.

4.3 Escrow Cancellation Charges. If the escrow fails to close because of Seller’s default, Seller shall be liable for all customary escrow cancellation charges. If the escrow fails to close because of Buyer’s default, Buyer shall be liable for all customary escrow cancellation charges. If the escrow fails to close for any other reason, Seller and Buyer shall each be liable for one-half (1/2) of all customary escrow cancellation charges.

4.4 Closing Costs and Prorations.

(a) Upon the Close of Escrow, Seller agrees to pay one-half (1/2) of the escrow charges and the entire cost of the standard coverage owner’s policy of title insurance.

(b) Upon the Close of Escrow, Buyer agrees to pay one-half (1/2) of the escrow charges and if Buyer has elected to receive an ALTA extended owner’s title insurance policy and any endorsements or the premium for such policy, less the premium for a standard coverage policy in the same amount and the cost of any endorsements, shall be paid by Buyer.

(c) Real estate taxes, property owners’ association assessments, utility charges, irrigation assessments, either existing or proposed, improvement liens and other special assessments shall be paid by Buyer pursuant to the terms of the Lease. Any other closing costs shall be paid by Buyer and Seller according to the usual and customary practice in Pima County, Arizona.

(d) Seller agrees that all closing costs payable by Seller shall be deducted from Seller’s proceeds at the Close of Escrow. On or before the Close of Escrow, Buyer shall deposit with Escrow Agent in immediately available funds an amount sufficient to pay all closing costs payable by Buyer.

(e) Any and all prepayments of rent under the Lease shall be credited to Buyer or refunded to Buyer from Seller, and rent for any current periods shall be prorated. Any deposits, whether for rents, security, or otherwise shall be refunded to Buyer.

4.5 Recording and Filing of Documents. At the Closing, the following documents shall be recorded by Escrow Agent in the Pima County Recorder’s Office, in the sequence listed below:

(a) Deed; and

(b) Such other documents as may be necessary or appropriate to transfer and convey all of the Property to Buyer and to otherwise consummate this transaction in accordance with the terms of this Agreement.

ARTICLE 5

MATTERS RELATING TO THE ESCROW PERIOD

5.1 Possession. Possession of the Property shall remain in Buyer pursuant to the Lease, and shall be unconditionally delivered to Buyer upon the Close of Escrow. Buyer may at any time enter examine the Property, conduct soil tests and engineering feasibility studies, and plan for any proposed development of the Property. Buyer agrees to indemnify Seller and hold Seller harmless from any injury, cost, liability or expense to person or property arising out of Buyer’s exercise of the rights granted by this Section (unless resulting from Seller’s gross negligence or intentional misconduct) and this indemnity shall survive the Close of Escrow or the cancellation of this Agreement.

5.2 Information. Buyer hereby acknowledges that, Seller has provided Buyer with the following:

(a) Copies of all surveys, site plans, studies, engineering plans or reports, architectural plans, and other materials relating to the Property in Seller’s possession, if any. If this Agreement is canceled, all of the information so provided shall be returned to Seller; otherwise, Buyer may retain such information; and

(b) Copies of all existing warranties, guarantees and permits relating to the Property, and any existing contracts relating in any way to the Property in Seller’s possession, if any.

5.3 Condemnation. In the event of the condemnation (or sale in lieu thereof) of more than ten percent (10%) of the total square footage of the Property prior to the Close of Escrow, Buyer shall have the right to cancel this Agreement by giving written notice of cancellation to Seller, in which event all Earnest Money deposits shall be returned to Buyer with any interest earned thereon, and the Agreement shall be cancelled. If condemnation (or sale in lieu thereof) of less than ten percent (10%) of the total square footage of the Property occurs prior to the Close of Escrow or if Buyer elects to close the escrow notwithstanding the taking of more than ten percent (10%) of the Property prior to the close, Buyer shall receive all awards or payments made therefor by the condemning authority to which Seller is entitled and shall proceed to close the escrow and pay the total sales price provided herein.

5.4 Risk of Loss. In view of the provisions of the Lease which require Buyer to insure the Property, the risk of loss or damage to the Property until the Close of Escrow shall be borne by Buyer, but in the event of any insurable loss on or prior to Closing, due to casualty or otherwise, all proceeds of insurance shall be used to repair and restore the Property and improvements thereon and all insurance proceeds shall be the property of Buyer. If Seller should, prior to Closing, fail to cooperate in remitting insurance proceeds to Buyer, Buyer, at Buyer’s option, may either:

(a) Cancel this Agreement without further liability to Buyer or Seller, whereupon the Escrow Agent shall return to Buyer all Earnest Money deposits and the Escrow Agent shall return to Buyer any documents delivered by Buyer to the Escrow Agent; or

(b) Proceed with the closing of escrow, and, at Buyer’s option, either receive a mutually agreed abatement of the purchase price or be entitled to pursue any right or remedy to recover such proceeds.

If Seller should, subsequent to Closing, fail to cooperate in remitting insurance proceeds to Buyer, Buyer may pursue any action at law or in equity.

5.5 Maintenance of Property. Buyer, pursuant to the Lease, agrees to maintain the Property and all improvements and landscaping thereon in good condition and repair until the Close of Escrow.

5.6 Material Changes. Seller shall report to Buyer any material changes in and otherwise to update and bring current as of the Close of Escrow any and all information furnished by Seller to Buyer pursuant to this Agreement.

ARTICLE 6

LIMITED REPRESENTATIONS OF SELLER AND BUYER

6.1 Buyer acknowledges that it has been the only occupant/tenant on the Property since March 2003 which is the majority of time Seller has owned the Property and is more familiar and has more knowledge and information about the Property than Seller and Buyer represents and warrants to Seller (and on the Closing Date shall be deemed to represent and warrant) the following:

(a) Organizational Status. Buyer has the full power and authority to enter into and perform it’s obligations under this Agreement. Mr. Dana Marshall, Chief Executive Officer on behalf of Buyer has the full power and authority on behalf of Buyer to perform every act and to execute and deliver every document and instrument necessary or appropriate to consummate the transaction contemplated hereby.

(b) Entity Action. All action on the part of Buyer which is required for the execution, delivery and performance by Buyer of this Agreement and each of the documents and agreements to be delivered by Buyer at the closing has been duly and affectively taken.

(c) Enforceable Nature of Agreement. This Agreement in each of the documents and agreements to be delivered by Buyer at the closing, constitute legal, valid and binding obligation of Buyer.

(d) Violations, Consent, Default. Neither the execution of this Agreement nor the performance hereof by Buyer will result in any breach or violation of the terms of any law, rule, ordinance or regulation or of decree, judgment or order from any court or governmental body. There are no consents, waivers, authorizations or approvals from any third party necessary to be obtained by Buyer in order to carry out the transaction contemplated by this agreement.

(e) Litigation. To the actual knowledge of Buyer, neither Buyer nor any of its officers or directors is a party to any pending or threatened action, suit, proceeding or investigation by any court or governmental board, commission, agency, department or officer arising from or relating to the Property. To the actual knowledge of Buyer, Buyer is not subject to any order, judgment, decree or governmental restriction which would adversely affect either the Property or the use thereof in the manner presently being conducted by Buyer.

(f) Governmental Restrictions. To the actual knowledge of Buyer, Buyer has not received, nor is aware of, any notifications, restrictions, or stipulations from the United States of America, the State of Arizona, the County of Pima, the City of Tucson, or any governmental authority requiring any work to be done on the Property or threatening the use of the Property. To the actual knowledge of Buyer, there are no pending or threatened condemnation proceedings affecting any portion of the Property.

6.2 Seller makes the following representations and warranties and which shall survive the Close of Escrow:

(a) Organizational Status. Seller has full power and authority to enter into and to perform its obligations under this Agreement. Dr. Lawrence Howard on behalf of Seller has full power and authority on behalf of Seller to perform every act and to execute and deliver every document and instrument necessary or appropriate to consummate the transactions contemplated hereby.

(b) Entity Action. All action on the part of Seller which is required for the execution, delivery and performance by Seller of this Agreement and each of the documents and agreements to be delivered by Seller at the Closing has been duly and effectively taken.

(c) Enforceable Nature of Agreement. This Agreement and each of the documents and agreements to be delivered by Seller at the closing, constitutes legal, valid and binding obligation of Seller.

(d) Violations; Consents; Defaults. Neither the execution of this Agreement nor the performance hereof by Seller will result in any breach or violation of the terms of any law, rule, ordinance, or regulation or of any decree, judgment or order from any court or governmental body. There are no consents, waivers, authorizations or approvals from any third party necessary to be obtained by Seller in order to carry out the transactions contemplated by this Agreement.

(e) Litigation. To the actual knowledge of Seller, neither Seller nor any of its members is a party to any pending or threatened action, suit, proceeding or investigation by any court or governmental board, commission, agency, department or officer arising from or relating to the Property. To the actual knowledge of Seller, Seller is not subject to any order, judgment, decree or governmental restriction which would adversely affect either the Property or the use thereof in the manner presently being conducted by Seller.

(f) Governmental Restrictions. To the actual knowledge of Seller, Seller has not received, nor is aware of, any notifications, restrictions, or stipulations from the United States of America, the State of Arizona, the County of Pima, the City of Tucson, or any other governmental authority requiring any work to be done on the Property or threatening the use of the Property. To the actual knowledge of Seller, there are no pending or threatened condemnation proceedings affecting any portion of the Property.

(g) Leases and Agreements. Other than the Lease, there are no unrecorded leases, arrangements, agreements, understandings, options, contracts, or rights of first refusal affecting or relating to the Property.

ARTICLE 7

CANCELLATION RIGHTS

Buyer shall have until 5:00 p.m. Arizona time on February 7, 2008 to study or investigate to Buyer's satisfaction the feasibility and suitability of the Property for Buyer's long term intended use (the “Feasibility Period”). During the Feasibility Period, Buyer, at Buyer's expense, may cause to be prepared or performed any and all reports and studies deemed appropriate by Buyer in order to perform its due diligence investigation and analysis of the Property. Until expiration of the Feasibility Period, Buyer shall have the right to cancel this Agreement for any reason whatsoever and shall be entitled to a return of all Earnest Money by giving Seller written notice of cancellation on or prior to expiration of the Feasibility Period. If written notice of cancellation is not given on or before the expiration of the Feasibility Period as set forth herein, then Buyer shall be deemed to have waived Buyer's right to cancel this Agreement under this ARTICLE 7.

ARTICLE 8

CERTIFICATION AS TO “NON-FOREIGN” STATUS

8.1 Certification. At the Closing, Seller shall deliver or cause to be delivered to Buyer, at Seller’s sole cost and expense, a certification in a form approved by Buyer, signed and acknowledged by Seller under penalties of perjury, certifying that Seller is not a nonresident alien, foreign corporation, foreign partnership, foreign trust, foreign estate, or other foreign person within the meaning of Section 1445 and 7701 of the Internal Revenue Code of 1986 and the Treasury Regulations thereunder (collectively the “IRC”).

8.2 Application to Purchase Price. Any amount withheld by Buyer and paid to the United States Treasury as required by Section 1445(a) of the IRC shall nevertheless be considered, for all purposes, as a payment by Buyer to Seller on account of the Purchase Price.

ARTICLE 9

CLOSING DOCUMENTS

9.1 Seller’s Closing Documents. On or before the Close of Escrow, Seller shall deposit into escrow the following documents for delivery to Buyer at the Close of Escrow, each of which shall have been duly executed and, where appropriate, acknowledged, and shall be in form and substance satisfactory to Buyer and Buyer’s legal counsel (unless otherwise noted):

(a) The Deed in the form required by Section 3.1;

(b) An Affidavit of Value as required by law;

(c) A Bill of Sale in the form of Exhibit C hereto conveying to Buyer Seller’s interest, if any, in all personal property and fixtures located on or within the improvements on the Property, which personal property and fixtures shall include, without limitation, all furniture, telephone and electrical systems, computers and computer systems, clean rooms and vaults, ceiling tiles and suspensions, telephone systems, mechanical systems, window and wall coverings, flooring, and all other fixtures or improvements, and all other rights and appurtenances;

(d) An executed and acknowledged Assignment in the form of Exhibit D hereto transferring to Buyer all assignable guarantees, warranties and permits issued or made in connection with the construction, improvement, alteration or repair of the Property or any part thereof;

(e) All keys, and books and records in Seller’s possession relating to the maintenance, operation and leasing of the Property, if any; and

(f) Such other documents and items as may be necessary or appropriate to transfer and convey all of the Property to Buyer and to otherwise consummate this transaction in accordance with the terms of this Agreement.

9.2 Buyer’s Closing Documents. On or before the Close of Escrow, Buyer shall deposit into escrow the following documents for delivery to Seller at the Close of Escrow, each of which shall have been duly executed and, where appropriate, acknowledged and shall be in form and substance reasonably satisfactory to Seller and Seller’s legal counsel (unless otherwise noted):

(a) An Affidavit of Value so required by law; and

(b) Such other documents as may be necessary or appropriate to consummate this transaction in accordance with the terms of this Agreement.

ARTICLE 10

REMEDIES

10.1 Seller’s Remedies. If Buyer fails to deposit the remainder of the sales price in the time and manner set forth in this Agreement or to perform when due any other act required by this Agreement provided Seller is not then in default, Seller’s sole and exclusive remedy shall be to cancel this Agreement and the escrow, such cancellation to be effective five (5) days after Seller gives written notice of cancellation to Buyer and Escrow Agent. If Buyers default is not cured within such five (5) day period, Seller shall be entitled to receive all Earnest Money deposits in escrow (and Escrow Agent is hereby instructed to deliver such deposits to Seller), all as liquidated damages and not as a penalty, the parties agreeing and hereby stipulating that the exact amount of damages would be extremely difficult to ascertain and that the Earnest Money deposits constitute a reasonable and fair approximation of such damages.

10.2 Buyer’s Remedies. If Seller fails to perform when due any act required by this Agreement to be performed provided Buyer is not then in default, then following a period of five (5) days after a Buyer has given written notice of Seller’s default to Seller and Escrow Agent and Seller has not cured the Seller’s default within such five-day period, Buyer’s sole and exclusive remedies shall be to, either (i) cancel this Agreement by written notice to Seller and receive a full refund of the Earnest Money deposits and terminate this agreement or (ii) bring an action to compel specific performance of Seller’s obligation hereunder, thereby waiving any other legal or equitable remedies against Seller; provided, however, that any action for specific performance must be filed and served upon Seller within thirty (30) days after Seller’s alleged failure to perform, otherwise Buyer shall be deemed to have elected in accordance with clause (i) above.

ARTICLE 11

GENERAL PROVISIONS

11.1 Assignment. At any time on or before February 6, 2008, Buyer may assign its rights under this Agreement to an assignee of Buyer’s free choice. Upon execution by the assignee of a document whereby the assignee assumes the obligations of Buyer and agrees to perform such obligations, Seller hereby agrees that the assignor shall be released from all obligation and liability as Buyer under this Agreement and that Seller will accept performance of all of Buyer’s obligations by the assignee.

11.2 Cooperation. Seller shall cooperate fully with Buyer in obtaining any necessary governmental approvals to the transfer of any item of property being sold to Buyer pursuant to this Agreement.

11.3 Binding Effect. The provisions of this Agreement are binding upon and shall inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

11.4 Attorneys’ Fees. If any action is brought by either party in respect to its rights under this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and court costs as determined by the court.

11.5 Waivers. No waiver of any of the provisions of this Agreement shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver be a continuing waiver. Except as expressly provided in this Agreement, no waiver shall be binding unless executed in writing by the party making the waiver. Either party may waive any provision of this Agreement intended for its benefit; provided, however, such waiver shall in no way excuse the other party from the performance of any of its other obligations under this Agreement.

11.6 Construction. This Agreement shall be construed according to Arizona law. References in this Agreement to “Sections” or “Articles” are to the Sections and Articles in this Agreement, unless otherwise noted.

11.7 Knowledge of Seller. Where a representation or warranty is qualified by the phrase “to the actual knowledge of Seller” or words of similar import, such phrase means that the representation or warranty is made to the actual knowledge of Mr. Robert Howard with no duty to investigate. Notwithstanding anything hereto the contrary, Mr. Howard shall not have any personal liability or liability whatsoever with respect to any matters set forth in this Agreement or Seller’s representations and/or warranties herein being or becoming untrue, inaccurate or incomplete in any respect.

11.8 Knowledge of Buyer. Where a representation or warranty is qualified by the phrase “to the actual knowledge of Buyer” or words of similar import, such phrase means that the representation or warranty is made to the actual knowledge of Mr. Dana Marshall with no duty to investigate. Notwithstanding anything hereto the contrary, Mr. Dana Marshall shall not have any personal liability or liability whatsoever with respect to any matters set forth in this Agreement or Buyer’s representations and/or warranties herein being or becoming untrue, inaccurate or incomplete in any respect.

11.9 Time. Time is of the essence of this Agreement.

11.10 Notices.

(a) Notices shall be in writing and shall be given by personal delivery to a responsible person, by deposit in the United States mail, certified mail, return receipt requested, postage prepaid, or by express delivery service, freight prepaid. Notices shall be delivered or addressed to Seller and Buyer at the addresses set forth on the first page of this Agreement or at such other address as a party may designate in writing. The date notice is deemed to have been given, received and become effective shall be the date on which the notice is delivered.

(b)	A copy of each notice to Seller shall also be sent to: Snell & Wilmer, LLP 1500 Unisource Tower One South Church Tucson, Arizona 85701 Attn: Marc G. Simon

(c)	A copy of each notice to Buyer shall also be sent to: Lewis and Roca LLP One South Church, Suite 700 Tucson, AZ 85701 Attn: Celeste Steen

Copies of all notices shall also be given to Escrow Agent. The copies of notices sent in accordance with this Section 11.10(b) and (c) are informational and are not required in order for the notices given pursuant to Section 11.10(a) to be effective.

11.11 Further Documentation. Each party agrees in good faith to execute such further or additional documents as may be necessary or appropriate to fully carry out the intent and purpose of this Agreement.

11.12 Authorization.

(a) Prior to the Close of Escrow, Seller shall provide Buyer and Escrow Agent with a certified copy of a resolution of the members of Seller, which resolution shall be in full force and effect, approving this transaction and designating the person or persons authorized to sign documents on behalf of Seller.

(b) Prior to the Close of Escrow, Buyer shall provide Seller and Escrow Agent with a certified copy of resolution of the Board of Directors of Buyer, which resolution shall be in full force and effect, approving this transaction and designating the person or persons authorized to sign documents on behalf of Buyer.

11.13 Time Periods. Except as expressly provided for herein, the time for performance of any obligation or taking any action under this Agreement shall be deemed to expire at five o’clock p.m. (Tucson time) on the last day of the applicable time period provided for herein. If the time for the performance of any obligation or taking any action under this Agreement expires on a Saturday, Sunday or legal holiday, the time for performance or taking such action shall be extended to the next succeeding day which is not a Saturday, Sunday or legal holiday.

11.14 Headings and Counterparts. The headings of this Agreement are for purposes of reference only and shall not limit or define the meaning of any provision of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.

11.15 Publicity. Except as may be required by law or any governmental authority, or to obtain any consents or approvals required by this Agreement, Seller and Buyer shall not, without the consent of the other party, make any public disclosure of the existence of this Agreement, the parties hereto, the terms hereof or any other matter related hereto; and they shall use their best efforts to avoid such publicity in any newspaper or magazine, or on any radio or television station, or through any other medium of publication.

11.16 Entire Agreement. This Agreement, including Exhibits attached hereto, constitutes the entire agreement between the parties pertaining to the subject matter contained in this Agreement. All prior and contemporaneous agreements, representations and understandings of the parties, oral or written, are superseded by and merged in this Agreement. No supplement, modification or amendment of this Agreement shall be binding unless in writing and executed by Buyer and Seller.

"Buyer" Ionatron, Inc. By: /s/ Kenneth Wallace Its: Chief Financial Officer Print Name: Kenneth Wallace	“Seller” COLUMBIA TUCSON LLC By:/s/ Lawrence Howard Its: Managing Member Print Name: Lawrence Howard